Exhibit 10.1
SECURITIES PURCHASE AGREEMENT

    THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made and entered into this 7th day of April, 2009, by and among NATIONAL HOLDINGS CORPORATION, a Delaware corporation (the “Company”) and FUND.COM INC., a Delaware corporation, and/or its Affiliate (collectively, the “Investor”).

Recitals

A.           The Company and the Investor are executing and delivering this Agreement and the exhibits hereto, in order to provide working capital to the Company and the Subsidiaries and to facilitate the expansion of the brokerage and investment banking business of the Company and its Subsidiaries, as contemplated by Section 7.5 of this Agreement; and

B.           The Investor wishes to purchase from the Company and the Company wishes to sell and issue to the Investor, upon the terms and conditions stated in this Agreement, the following securities of the Company (collectively, the “Securities”):

(i)           an aggregate of 5,000 shares of Series C Preferred Stock, at a purchase price of $1,000.00 per share, which is convertible (subject to adjustment) into 6,666,666 shares of the Company’s Common Stock, and which contains the rights, designations and privileges as are set forth in the Series C Certificate of Designations;

(ii)           the Class A Warrant; and

(iii)           the Class B Warrant; and

                C.           Contemporaneous with the sale of the Series C Preferred Stock and the Warrants, (i) the parties hereto will execute and deliver the Registration Rights Agreement, and (ii) the Investor, the Company, Leonard J. Sokolow and Mark Goldwasser will execute and deliver the Voting Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“10% Convertible Note Holder(s)” shall mean St. Cloud Capital Partners II, L.P. or any subsequent holders of the 10% Convertible Notes.

“10% Convertible Notes” shall mean the collective reference to the $3,000,000 principal of 10% senior subordinated convertible promissory notes of the Company, dated March 31, 2008 and the $3,000,000 principal amount of 10% senior subordinated convertible promissory notes of the Company dated June 30, 2008, issued  to the 10% Convertible Note Holders, together with any modifications, amendments or restatements thereof.

“50% Threshold” shall mean, at any point in time, including, without limitation, following the exercise of the Class A Warrant and/or the Class B Warrant, the record ownership by the Investor or its Affiliates of such number of shares of Series C Preferred Stock, Class B Warrant Shares and/or Common Stock of the Company which if (a) owned outright as Common Stock, or (b) as to Series C Preferred Stock (including, without limitation, Class A Warrant Shares), was fully converted into Common Stock, would represent in the aggregate fifty percent (50%) or more of the issued and outstanding shares of Common Stock of the Company at such point in time.

                “Affiliate” means, with respect to any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “ controlling,” “ controlled by ” and “ under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Approved Strategic Acquisition” shall mean any proposed Strategic Acquisition that the Company or its Board of Directors desires to consummate, which by a date that shall be not later than five (5) Business Days following the (a) negotiation of definitive terms and conditions of the acquisition agreements with representatives or Affiliates of any Strategic Acquisition being considered by the Company during 2009, and (b) completion of the Company’s and the Investor’s due diligence investigation of such potential Strategic Acquisition, the Investor shall approve in writing and advise the Company of its desire to have the Company consummate.

               “Business Day” means a day, other than a Saturday, Sunday or holiday, on which banks in New York City are open for the general transaction of business.

“Certificate of Amendment shall mean the amendment to the certificate of incorporation of the Company which shall contain such terms and conditions as are set forth in the form of Exhibit H attached hereto and made a part hereof.

“Certificates of Deposit”  shall mean the certificate(s) of deposit aggregating $500,000 and maturing on April 30, 2009 issued by Grand Adirondack Federal Credit Union in favor of the Company or its Significant Subsidiaries (National Securities Corporation and vFinance Investments Inc.), representing the consideration paid to the Company for the Limited Recourse Note.

“Class A Warrant” means the collective reference to: (a) the warrant expiring December 31, 2009 (subject to extension to December 31, 2010 as provided therein), entitling the Investor or any subsequent holder to purchase the Class A Warrant Shares at the Class A Warrant Exercise Price, and containing such other terms and conditions as are set forth in the form of Class A Warrant attached hereto as Exhibit B-1 and made a part hereof; and (b) upon consummation of the Class A Warrant Exchange, the warrant expiring December 31, 2009 (subject to extension to December 31, 2010, as provided therein), entitling the Investor or any subsequent holder to purchase the Class A Warrant Shares in the form of Company Common Stock at the Class A Warrant Exercise Price, and containing such other terms and conditions as are set forth in the form attached hereto as Exhibit B-2 and made a part hereof.

“Class A Warrant Exchange” shall mean the exchange of the Class A Warrant in the form of Exhibit B-1 attached hereto for the Class A Warrant in the form of Exhibit B-2 attached hereto, to be consummated within three (3) Business Days following the date of filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, all as contemplated by Section 7.9 of this Agreement.

“Class A Warrant Exercise Price” means: (a) as to Class A Warrant in the form of Exhibit B-1 attached hereto, One Thousand Dollars ($1,000.00) per share of Series C Preferred Stock, subject to adjustment as provided in the Series C Certificate of Designations; and (b) upon consummation of the Class A Warrant Exchange, as to the Class A Warrant in the form of Exhibit B-2 attached hereto, Seventy-Five Cents ($0.75) per share of Company Common Stock, subject to adjustment as provided in such Class A Warrant.

“Class A Warrant Shares” shall mean the collective reference to: (a) an aggregate of Seventeen Thousand Five Hundred (17,500) shares of Series C Preferred Stock, subject to adjustment as provided in the Series C Certificate of Designations, that are issuable upon exercise of the Class A Warrant annexed hereto as Exhibit B-1 and made a part hereof; and (b) upon consummation of the Class A Class A Warrant Exchange, an aggregate of 23,333,333 shares of the Company’s Common Stock, that are issuable upon exercise of in the Class A Warrant annexed hereto as Exhibit B-2 and made a part hereof, subject to adjustment as provided in such Class A Warrant.

“Class B Warrant” means the warrant expiring on a date which shall be three (3) years from the Closing Date” (hereinafter defined), entitling the Investor or any subsequent holder to purchase the Class B Warrant Shares at the Class B Warrant Exercise Price, and containing such other terms and conditions as are set forth in the form attached hereto as Exhibit C and made a part hereof.

“Class B Warrant Exercise Price” means Seventy-Five Cents ($0.75) per share of Common Stock, subject to adjustment as provided in the Class B Warrant.

“Class B Warrant Shares” shall mean an aggregate of 2,000,000 shares of Company Common Stock, subject to adjustment as provided in the Class B Warrant.

“Closing Date” means the date of the consummation of the transactions contemplated by this Agreement and the sale by the Company and purchase by the Investor of the Series C Preferred Stock and the Warrants.

“Common Stock” means the authorized shares of common stock, $0.02 par value per share, of the Company, together with any securities into which such common stock may be reclassified.

“Company SEC Filings” has the meaning as defined in Section 4.6 of this Agreement.

                “Company Subsidiaries   means the collective reference to (i) the Significant Subsidiaries and the other direct and indirect subsidiaries of the Company listed on Schedule 4.1 to this Agreement, and (ii) any other Subsidiary of the Company to be formed following the Closing Date to consummate a Strategic Acquisition.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of any and all of the 22,500 shares of Series C Preferred Stock.

“Environmental Laws” has the meaning set forth in Section 4.15 hereof.

“FINRA” means the Financial Industry Regulatory Authority.

“Fully-Diluted Common Stock” shall mean the aggregate number of issued and outstanding shares of Common Stock of the Company as at the Closing Date or as of a particular measuring date following the Closing, on a fully-diluted basis, after giving effect to (a) the exercise of all warrants, stock options and other rights to purchase Common Stock, (including the Class A Warrant and the Class B Warrant) then issued and outstanding, and (b) the conversion into Common Stock of all notes, debentures, preferred stock and other convertible securities of the Company then issued and outstanding, including, without limitation, all Common Stock issuable upon conversion of the 5,000 shares of Series C Preferred Stock issued to the Investor on the Closing Date and all Common Stock issuable upon conversion of the 17,500 additional shares of Series C Preferred Stock that may be issuable upon exercise of the Class A Warrant.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Intellectual Property” has the meaning set forth in Section 4.14 hereof.

“Investor Subsidiary” means Fund.com Capital Inc.

                “Investor Lock Up Agreement” means that certain agreement to be delivered by the Investor at Closing pursuant to which it will agree not to sell or otherwise transfer any Securities (except to an Affiliate) for a period commencing on the Closing Date and expiring on the close of business on December 31, 2009.

“Investor SEC Filings” has the meaning set forth in Section 5.12 of this Agreement.

“Key Employee(s)” means the individual or collective reference to Mark Goldwasser, Leonard J. Sokolow and Christopher Dewey.

“Key Employees Employment Agreements” shall have the meaning set forth in Section 6.1(n) hereof.

“Knowledge” means (a) as to the Key Employees, the actual knowledge of such Key Employee, after due inquiry, and (b) as to the Company and its Significant Subsidiaries, the actual knowledge of the executive officers (as defined in Rule 405 promulgated under the 1933 Act) of the Company and such Significant Subsidiaries, after due inquiry.

“Limited Recourse Note” means the Five Hundred Thousand Dollar ($500,000) limited recourse non-interest bearing convertible note of the Company payable to the Investor in the form of Exhibit L annexed hereto and made a part hereof.

“Lock Up Agreements” means those certain agreements to be delivered by the Key Employees at Closing pursuant to which those Persons will agree not to sell or otherwise transfer any Common Stock or other securities of the Company owned by them, without the prior consent of the Investor, for a period of not less than one year from the Closing.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, results of operations, condition (financial or otherwise), business or prospects of (i) the Company or any of its Significant Subsidiaries, whether individually or taken as a consolidated whole, or (ii) the Company and all of the Company Subsidiaries, when taken as a consolidated whole, or (b) the ability of the Company to perform its obligations under the Transaction Documents.

 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Purchase Price” means Five Million ($5,000,000.00) Dollars.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means the registration rights agreement, in the form attached hereto as Exhibit D, pursuant to which the Company will agree to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

“Series A Certificate of Designations” means the certificate of designations for the Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on December 21, 2001, as amended or restated from time to time thereafter.

“Series A Preferred Holder(s)” means any one or more Persons who are holders of Series A Preferred Stock.

“Series A Preferred Stock” mean an aggregate of 50,000 authorized shares of Series A redeemable convertible preferred stock of the Company, par value $0.01 per share, that have been authorized for issuance pursuant to the Series A Certificate of Designations, of which 42,957 shares are issued and outstanding as of March 31, 2009.

“Series C Preferred Stock” means the aggregate of 22,500 shares of Series C convertible preferred stock of the Company, par value $.01 per share and Stated Value of $1,000 per share, that has been authorized for issuance to the Investor pursuant to the Series C Certificate of Designations.

“Series C Certificate of Designations” means the certificate of designations for the Series C Preferred Stock which shall contain the rights, designations and privileges as are set forth in the certificate of designations attached as Exhibit A hereto and made a part hereof.

“Securities” means the collective reference to the Series C Preferred Stock, the Warrants, the Conversion Shares and the Warrant Shares.

“Stated Value” shall mean the $1,000.00 per share price of each share of Series C Preferred Stock.

“Stock Option Plan” shall mean the 2009 stock option plan of the Company in the form of Exhibit I hereto and made a part hereof.

“Significant Subsidiary” shall mean as at the date hereof, the individual or collective reference to National Securities Corporation, vFinance Investments Inc. and EquityStation Inc.

“Strategic Acquisitions” shall have the meanings referred to in Section 7.5 of this Agreement.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means the collective reference to this Agreement, the Series C Certificate of Designations, the Warrants, the Voting Agreement, the Certificate of Amendment, the Registration Rights Agreement and the Lock-up Agreement.

“Triggering Event” means the first to occur of either (a) the exercise of the Class A Warrant and the payment of not less than $10,000,000 of the applicable Class A Warrant Exercise Price, or (b) the 50% Threshold having been attained or exceeded.

“Voting Agreement” means the voting agreement, in the form attached hereto as Exhibit E  and made a part hereof, to be executed on the Closing Date, among the Investor, the Company, Leonard Sokolow, Mark Goldwasser and Christopher Dewey.

“Waivers” means the collective reference to:

 (a)           the written waiver duly executed by the 10% Convertible Note Holder(s) in the form of Exhibit F-1 hereto; and

 (b)           the written consent duly executed by holders of a majority of the Series A Preferred Stock, in the form of Exhibit F-2 hereto.

                “Warrant” or “Warrants” means the individual or collective reference to the Class A Warrant (both in the form of Exhibit B-1 or Exhibit B-2 attached hereto) and the Class B Warrant.

                “Warrant Shares” means the collective reference to the Class A Warrant Shares issuable upon the exercise of the Class A Warrant and the Class B Warrant Shares issuable upon the exercise of the Class B Warrant.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.           Purchase and Sale of the Series C Preferred Stock and Warrants.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Investor shall purchase from the Company, and the Company shall sell and issue to the Investor, an aggregate of 5,000 shares of the Series C Preferred Stock and the Warrants, in consideration for the payment by the Investor of the Purchase Price as specified in Section 3 below.

3.           Closing and Closing Deliveries.

3.1           Closing.

(a)           The Closing shall take place at the offices of Littman Krooks LLP, 655 Third Avenue, 20th Floor, New York, New York 10017 or at such place as may be mutually agreed upon by the parties hereto (or remotely via the exchange of documents and signatures) at 10:00 A.M. New York City time following the execution and delivery of this Agreement, and on the first business day immediately following the date on which the last of the conditions specified herein is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions) but in any event no later than April 30, 2009 (the “Closing Date”) or at such other time and place and such other date as the Company and the Investor mutually agree.  All events occurring at the Closing will, unless otherwise specified, be deemed to have simultaneously occurred.

(b)           In the event that the Closing shall not have occurred by the Closing Date (or any other date mutually agreed upon in writing by the Parties), then either the Company or the Investor may, by written notice to the other party, terminate this Agreement; in which event neither party hereto shall have any further liability or obligation to the other.  Notwithstanding the foregoing to the contrary, the foregoing termination shall not affect the respective parties obligations pursuant to the Limited Recourse Note and Investor’s right to terminate this Agreement shall be subject to the provisions of Section 3.1 of the Limited Recourse Note in the event an Extension Period (as defined in the Limited Recourse Note) is in effect.

3.2           Closing Deliveries.

                (a)           At the Closing, the Company (or the Key Employees if specified) shall deliver to Investor:

(i)           one or more stock certificates or instruments registered in the name of Investor and representing 5,000 shares of Series C Preferred Stock, which certificates bear the legend set forth in Section 5.8(a);

(ii)           the Series C Certificate of Designation in the form of Exhibit A, duly executed by the Company, and evidence of filing of such Series C Certificate of Designation with the Secretary of State of the State of Delaware;

(iii)          the Class A Warrant in the form of Exhibit B-1, duly executed by the Company;

(iv)          the Class A Warrant in the form of Exhibit B-2, duly executed by the Company, which form of Class A Warrant shall be held in escrow by counsel to the Company pending the Class A Warrant Exchange;

(v)           the Class B Warrant in the form of Exhibit C, duly executed by the Company;

(vi)          the Registration Rights Agreement in the form of Exhibit D, duly executed by the Company;

(vii)         the certificates referred to in Section 6.1(g) and 6.1(h) of this Agreement;

(viii)       good standing certificate of the Company dated within five (5) days of the Closing Date;

(ix)           the Voting Agreement in the form of Exhibit E duly executed by each of Leonard Sokolow and Mark Goldwasser and Christopher Dewey;

(x)           the Certificate of Amendment in the form of Exhibit H hereto;

(xi)          the Stock Option Plan in the form of Exhibit I hereto;

(xii)          the Waivers, in the form of Exhibit F-1 and Exhibit F-2, duly executed by the 10% Convertible Note Holder(s) and the holders of a majority of the Series A Preferred Stock;

(xiii)         the Key-Employee Employment Agreements referred to in Section 6.1(n), in the form of Exhibit G-1 through Exhibit G-3, duly executed by each of Mark Goldwasser, Leonard Sokolow and Christopher Dewey, respectively.

(xiv)        a binder or certificate of insurance for term Key Employee Insurance in the total amount of $6,000,000 insuring the life of Mark Goldwasser, and naming the Company and the 10% Convertible Note Holder(s) as beneficiaries, as their interests may appear (the “Key Man Insurance”); and

(xv)         the Lock Up Agreements duly executed by the Key Employees.

(b)           At the Closing, the Investor shall deliver to the Company:

(i)           the Purchase Price, payable in accordance with the provisions of Section 3.2(c) below;

(ii)           the certificate referred to in Section 6.2(e) of this Agreement;

(iii)          a certified copy of each of the Investor’s and the Investor’s Subsidiary’s certificate of incorporation, as amended;

(iv)          good standing certificates dated within five (5) days of the Closing Date of the Investor and the Investor Subsidiary;

(v)           the Registration Rights Agreement, in the form attached hereto as Exhibit D  and made a part hereof, duly executed by the Investor;

(vi)          the Voting Agreement in the form of Exhibit E, duly executed by the Investor;

(vii)         the Investor Lock Up Agreement; and

(viii)        the Limited Recourse Note, marked “cancelled.”

(c)           Payment of the Purchase Price.   On the Closing Date, the Five Million Dollar ($5,000,000) Purchase Price shall be paid by the Investor to the Company by one or more wire transfers of immediately available funds to a bank account designated by the Company prior to the Closing.  Such payment may be made either by:

(i)           one wire transfer to the Company of Five Million Dollars ($5,000,000), against the Company’s repayment in cash of the Limited Recourse Note or the Company’s delivery to Global Asset Fund Limited of the Certificate(s) of Deposit, marked “cancelled” and accompanied by such other instruments transferring title to $500,000 in cash or a certificate of deposit of $500,000 back to Global Asset Fund Limited; or

(ii)           a wire transfer to the Company of Four Million Five Hundred Thousand Dollars ($4,500,000), and a simultaneous wire transfer to the Company from Grand Adirondack Federal Credit Union of Five Hundred Thousand Dollars ($500,000), representing the proceeds of the Certificates of Deposit, with interest thereon and without deduction therefrom.

The Investor and Amalphis (as that term is defined in Section 7.5(c) hereof) shall advise the Company of the method by which such Five Million Dollar ($5,000,000) Purchase Price shall be paid not later than three (3) Business Days prior to the Closing Date.

4.           Representations and Warranties of the Company.  The Company does hereby represent and warrant to the Investor that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

                4.1           Organization, Good Standing and Qualification.  Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.  Each of the Company and the Company Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not and could not reasonably be expected to have a Material Adverse Effect.  The Company’s Subsidiaries, including the Significant Subsidiaries, are listed on Schedule 4.1 hereto.

                4.2           Authorization.  The Company has full power and authority and has taken all requisite action on the part of such Person necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder and (iii) the authorization, issuance (or reservation for issuance) and delivery by the Company of the Securities.  The Transaction Documents constitute the legal, valid and binding obligations of the Company enforceable against such Persons in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

               4.3           Capitalization.  Schedule 4.3 sets forth the authorized capital stock of the Company and each of the Company Subsidiaries on the date hereof.  All of the issued and outstanding shares of the capital stock of the Company and each of the Company Subsidiaries have been duly authorized and validly issued, fully paid, and nonassessable.  Except as  described on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of the Company Subsidiaries is obligated to issue any equity securities of any kind, or any rights to purchase equity securities.  Except as described on Schedule 4.3, except for the Registration Rights Agreement, there are no pre-emptive rights, voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind that are binding upon the Company, any of the Subsidiaries or and any of the securityholders of the Company relating to the securities of the Company or any of the Subsidiaries.  Except as described on Schedule 4.3, since December 31, 2008, the Company has not granted any stock options or other rights to purchase Common Stock.

4.4           Valid Issuance.  The Series C Preferred Stock, the Conversion Shares and the Warrant Shares have been duly and validly authorized.  Upon payment of the Purchase Price, the Series C Preferred Stock will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investor.  Upon the filing of the Certificate of Amendment and due conversion of the Series C Preferred Stock, the Conversion Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for permitted encumbrances that may be created by the Investor.  Upon the due exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for permitted encumbrances that may be created by the Investor.

                4.5           Consents.  Except for the Waivers or as otherwise as set forth in Schedule 4.5, the execution, delivery and performance by the Company and each of its Subsidiaries of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods.

4.6           Company SEC Filings.

(a)           The Company has made available to the Investor through the EDGAR system, true and complete copies of all of the Company’s Form 10-K, Form 10-Q, Form 8-K, Form 14-A, Form 14-C and all other periodic filings with the SEC made by the Company under the 34 Act (collectively, the “Company SEC Filings”).

                               (b)           Except as set forth on Schedule 4.6 to the Disclosures Schedules, the Company has fully and timely filed in the Company SEC Filings all annual, quarterly and periodic reports required to be filed by it under the 34 Act.  The Company is a fully-reporting company under Section 12(g) of the 34 Act.  There are no letters of comment or other correspondence from the SEC currently issued or outstanding in connection with any Company SEC Filings. The Company Common Stock is traded on the OTC Bulletin Board under the symbol “NHLD”.  No stop order or notice of suspension of trading of the Common Stock has been received from or threatened by any Person.

                               (c)           The information contained in the Company SEC Filings are complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.7           No Material Adverse Change.  Since September 30, 2008, except as identified and described in the Company SEC Filings, there has not been any change in the consolidated assets, liabilities, financial condition or operating results of the Company and the Company Subsidiaries from that reflected in the financial statements included in the Company SEC Filings, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.8           No Investment Company. Neither the Company nor any of its Subsidiaries is, and upon the issuance and sale of the Securities as contemplated by this Agreement, will be an “investment company” as defined under the Investment Company Act of 1940 (an “Investment Company”).  The Company is not controlled by an Investment Company.

                4.9           No Conflict, Breach, Violation or Default.  Except as set forth in Schedule 4.9, the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Certificate of Incorporation or Bylaws of the Company or any Company Subsidiaries, both as in effect on the date hereof (true and complete copies of which have been made available to the Investor through the EDGAR system), (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Company Subsidiary or any of their respective assets or properties, or (iii) any agreement or instrument to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound or to which any of their respective assets or properties is subject.

4.10           Tax Matters.  The Company and each Company Subsidiary has prepared and filed all tax returns required to have been filed by the Company or such Company Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it.  The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Company Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and the Company Subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Company or any Company Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.  There are no tax liens or claims pending or, to the Knowledge of the Company and the Company Subsidiaries, threatened against the Company or any Company Subsidiary or any of their respective assets or property.  Except as described on Schedule 4.10, there are no outstanding tax payments or tax sharing agreements or other such arrangements between the Company and any Company Subsidiary or other corporation or entity.

                4.11           Title to Properties.  Except as disclosed in the Company SEC Filings, the Company and each Company Subsidiary has good and marketable title to all properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the Company SEC Filings, the Company and each Company Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.12           Certificates, Authorities and Permits.  Except as disclosed in the Company SEC Filings, the Company and each Company Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and, except as set forth on Schedule 4.12 hereto, neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Company Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.13           Labor Matters; Brokers.

(a)           Neither the Company nor any Company Subsidiary (i) is a party to or bound by any collective bargaining agreements or other agreements with labor organizations, (ii) has violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b)           The Company and each of the Company Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization.

(c)           The Company has disclosed in writing to the Investor a complete list and detailed description of all broker arbitration claims and other cases pending against employees of or independent contractors to the Company or any of the Company Subsidiaries.

4.14           Intellectual Property.                                                      The Company and each of the Company Subsidiaries (collectively, the “Corporations”) own or possess the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated; there is no claim or action by any Person pertaining to, or proceeding pending, or to the Knowledge of the Company threatened, which challenges the right of the any of the Corporations with respect to any Intellectual Property necessary to enable it to conduct its business as now operated; to the Knowledge of the Company none of the Corporations’ current services and business activities infringe on any Intellectual Property or other rights held by any Person.  Each of the Corporations possesses all Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses, each as defined herein that are necessary to conduct its business as now operated.  As used in this Section 4.14:

“Copyrights” shall mean (i) copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or any other country; (ii) registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (iii) any continuations, renewals or extensions thereof; (iv) any registrations to be issued in any pending applications; (v) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (vi) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (vii) rights to sue for past, present and future infringements of any copyright; (viii) any rights in any material which is copyrightable or which is protected by common law, United States copyright laws or similar laws, or any law of any State, and (ix) any other rights corresponding to any of the foregoing rights throughout the world.

“Copyright License” shall mean any agreement, written or oral, granting any right in or to any Copyright or Copyright registration, including, without limitation, licenses for the exclusive right to use a copyright owned by a third Person.

“Patents” shall mean (i) letters patent of the United States or any other country, all registrations and recordings thereof and all applications for letters patent of the United States, or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, or any State thereof; (ii) reissues, divisions, continuations, renewals, continuations in part or extensions thereof; (iii) petty patents, divisionals and patents of addition; (iv) patents to issue in any such applications; (v) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (vi) rights to sue for past, present and future infringements of any patent.

“Patent License” shall mean any agreement, whether written or oral, granting any right with respect to any Patent.

“Trademarks” shall mean (i) trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the "Marks"); (ii) any reissues, extensions or renewals thereof, (iii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement and (v) rights to sue for past, present and future infringements of the Marks.

“Trademark License” shall mean any agreement, written or oral, granting any right in and to any Trademark or Trademark registration.

4.15           Environmental Matters.  Neither the Company nor any Company Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Knowledge of the Company and the Company Subsidiaries, threatened investigation that might lead to such a claim.

4.16           Litigation.  Except as described in the Company SEC Filings or as otherwise disclosed in writing to the Investor, there are no pending actions, arbitrations, suits or proceedings against or affecting the Company or any of its properties; and to the Knowledge of the Company, no such actions, suits or proceedings are threatened or contemplated.

4.17           Financial Statements.  The financial statements included in each Company SEC Filings present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of the Investor included in the Company SEC Filings filed prior to the date hereof, neither the Company nor any of the Company Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.18           Insurance Coverage.  The Company and each Company Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Company Subsidiary, and the Company and the Company Subsidiaries reasonably believe such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.19           Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Company Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.20           No Directed Selling Efforts or General Solicitation.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.21           Private Placement.  Subject to the accuracy of the Investor’s representations in Section 5 of this Agreement, the offer and sale of the Securities to the Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.22           Broker-Dealer Representation and Warranties.  The Company’s Significant Subsidiaries, National Securities Corporation (“National Securities”), vFinance Investments, Inc. (“vFinance”) and EquityStation, Inc. (“Equity Station”) severally, but not jointly, represent and warrant as follows:  Each of National Securities, vFinance and Equity Station and, to the extent legally required, their applicable Subsidiaries:

(a)           has filed with FINRA true and complete copies of all forms, reports and other documents required to be filed by it, except where the failure to make such filings would not have a Material Adverse Effect on National Securities, vFinance, or Equity Station or such Subsidiaries, respectively;

(b)           possesses and is in substantial compliance with all SEC, FINRA and applicable state governmental authorizations (collectively, “Governmental and SRO Authorizations”) that are required to conduct their respective broker-dealer businesses including, without limitation, all authorizations and licenses issued to any principal, officer or employee of National Securities, vFinance and Equity Station used in connection with the operations of their respective businesses, except where the failure to obtain or comply with such Governmental and SRO Authorization would not have a Material Adverse Effect on National Securities, vFinance or Equity Station, as the case may be;

(c)           as at the date of its most recently filed Financial and Operational Combined Uniform Single Report (“Focus Report”), each of the Significant Subsidiaries was in compliance with its net capital requirements as provided in SEC Rule 15c-3(1) and Rule 15c-3(3) and in substantial compliance with the other provisions of Rule 15c-3.

4.23           Limited Recourse Note.  The Company hereby acknowledges receipt of the sum of Five Hundred Thousand Dollars ($500,000), representing the proceeds of a $500,000 bridge loan heretofore made by the Investor to the Company as evidenced by the Limited Recourse Note.

5.           Representations, Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

                5.1           Organization and Existence.  The Investor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties and to invest in the Securities pursuant to this Agreement and to perform its obligations pursuant to the Transaction Documents.

5.2           Authorization.  The execution, delivery and performance by the Investor of the Transaction Documents to which Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of Investor, enforceable against Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3           No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Investor will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Investor’s Certificate of Incorporation or the Investor’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Company through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Investor, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Investor is a party or by which the Investor or a Subsidiary is bound or to which any of their respective assets or properties is subject.

5.4           Purchase Entirely for Own Account.  The Securities to be received by Investor hereunder will be acquired for Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.  Except to the extent provided in the Investor Lock Up Agreement, nothing contained herein shall be deemed a representation or warranty by Investor to hold the Securities for any period of time.

5.5           Investment Experience.  Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.6           Disclosure of Information.  Investor has had an opportunity to receive all information related to the Company and the Company Subsidiaries requested by it and to ask questions of and receive answers from the Company regarding the Company, the Company Subsidiaries and their respective businesses, and the terms and conditions of the offering of the Securities.  Investor acknowledges receipt of and has reviewed copies of the Company SEC Filings and the Company Presentation.

5.7           Restricted Securities.  Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.  Furthermore, Investor agrees that no direct or indirect transfers of Series C Preferred Stock can be made by the Investor prior to January 1, 2010.

5.8           Legends.  It is understood that, except as provided below, certificates and instruments evidencing the Securities will bear the following or any similar legend:

(a)           NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE/CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  UNTIL MARCH __, 2010, THE TRANSFER OF THESE SECURITIES IS ALSO SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE CORPORATION.

(b)           If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8           Accredited Investor.  Investor is an accredited Investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.9           No General Solicitation.  Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

5.10           Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Company Subsidiary or Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Investor.

5.11           Prohibited Transactions.  During the last thirty (30) days prior to the date hereof, neither Investor nor any Affiliate of Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to Investor’s investments or trading or information concerning Investor’s investments, including in respect of the Securities, or (z) is subject to Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect (i) any purchase or long sale of the Company’s securities or (ii) any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Securities (each of such transactions specified in this clause (ii), a “Prohibited Transaction”).  Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the Effective Date or (iii) the Effectiveness Deadline, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction.  Investor acknowledges that the representations, warranties and covenants contained in this Section 5.11 are being made for the benefit of the Investor as well as the Company.

5.12           Investor SEC Filings. At the time of filing thereof, the Investor’s periodic filings made with the SEC (collectively, the “Investor SEC Filings”) complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The financial statements included in each Investor SEC Filing present fairly, in all material respects, the consolidated financial position of the Investor as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the Notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of the Investor included in the Investor SEC Filings filed prior to the date hereof, neither the Company nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

5.13           Money Laundering, etc.  Neither the Investor, its Affiliates, officers, directors, members or managers is a Prohibited Person (as defined below), has conducted any business or has engaged in any transaction or dealing with any Prohibited Person (as defined below) or has engaged in any transaction relating to any property or interests in property blocked pursuant to the Executive Order (as defined below), has engaged in any transaction that evades or avoids any of the requirements or prohibitions set forth in the Executive Order or the USA PATRIOT Act (the “PATRIOT Act”).  Investor represents that it and its officers, directors or managers are in compliance with all applicable orders, rules and regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC (as defined below) pursuant to the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq. (“IEEPA”) and the PATRIOT Act.  Investor represents that neither it nor any of the Investor Subsidiaries is a “Prohibited Foreign Shell Bank” (as defined in the PATRIOT Act), or is named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the United States government and/or the government(s) of any jurisdiction(s) in which Investor is doing business; “Prohibited Person” means any Person:  (a) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order; (c) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (d) that is named as a “specifically designated national (SDN)” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov.ofac/t1lsdn.pdf or at any replacement website or other replacement official publication of such list or is named on any other U.S. or foreign government or regulatory list issued post-09/11/01; (e) that is covered by IEEPA, OFAC or any other law, regulation or executive order relating to the imposition of economic sanctions against any country, region or individual pursuant to United States law or United Nations resolution; or (f) that is an affiliate (including any principal, officer, immediate family member or close associate) of a person or entity described in one or more of clauses (a) - (e) of this definition of Prohibited Person.

6.            Conditions to Closing.

6.1           Conditions to the Investor’s Obligations. The obligation of Investor to purchase the 5,000 shares of Series C Preferred Stock and the Warrants at the Closing is subject to the fulfillment to Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Investor:

(a)           All of the representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

(b)           The Company and the other parties to the Transaction Documents shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it or them on or prior to the Closing Date.

(c)           The Company shall have made all of other the Closing Deliveries required pursuant to Section 3.2(a) of this Agreement.

(d)           The Company and the Company Subsidiaries (as applicable) shall have obtained the Waivers and any and all other consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(e)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f)           No event shall have occurred or shall have failed to occur which has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Significant Subsidiaries.

(g)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a) through (f) of this Section 6.1.

(h)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents, and the issuance of the Securities, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and each of its Company Subsidiaries and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company and (as applicable) the Company Subsidiaries.

(i)           The Series C Certificate of Designation shall be filed with the Secretary of State of the State of Delaware and the Investor shall receive a certified copy of such filing.

(j)           The Voting Agreement shall be duly executed and delivered by each of the Company, Leonard J. Sokolow, Mark Goldwasser and Christopher Dewey.

(k)           The Company shall deliver to the Investor the Stock Option Plan.

(l)           The Company shall issue and deliver to the Investor, certificate(s) evidencing the 5,000 shares of Series C Preferred Stock, and a duly executed Class A Warrant and Class B Warrant.

(m)           The Company shall execute and deliver to the Investor the Registration Rights Agreement.

(n)           The Company shall have entered into agreements with Mark Goldwasser and Leonard J. Sokolow extending the terms of their respective employment agreements through the fifth anniversary of the Closing Date and the Company shall have entered an employment agreement with Christopher C. Dewey expiring on the fifth anniversary of the Closing Date and containing the respective terms and conditions set forth on Exhibits G-1 through Exhibit G-3 annexed hereto and made a part hereof (collectively, the “Key Employee Employment Agreements”).

(o)           The Investor shall have received a duly executed copy of the requisite notification given by the Company to FINRA of a change in control pursuant to Rule 1017 of the FINRA Regulations, together with copies of all Company correspondence to FINRA and FINRA responses thereto.

(p)           The Investor shall have received an opinion of counsel to the Company substantially in the form attached hereto as Exhibit J-1 and a separate opinion of special Delaware counsel to the Company in the form attached hereto as Exhibit J-2.

6.2           Conditions to Obligations of the Company. The Company's obligation to sell and issue the Series C Preferred Stock and the Warrants at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)           The representations and warranties made by the Investor in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7 and 5.8 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investor shall have performed in all material respects all obligations and conditions herein required to be performed or observed by them on or prior to the Closing Date.

(b)           The Investor shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(d)           The Investor shall have made all of the Closing Deliveries required pursuant to Section 3.2(b) of this Agreement.

(e)           The Investor shall have delivered a Certificate, executed on behalf of the Investor by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c) and (d) of this Section 6.2.

(f)           the Company shall have received an opinion of counsel to the Investor substantially in the form attached hereto as Exhibit K.

7.           Covenants and Agreements of the Parties.

                7.1           Reservation of Common Stock.  Subject to the next succeeding sentence, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the Conversion Shares, the Class B Warrant Shares, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the issuance of the Conversion Shares and the Class B Warrant Shares pursuant to the Transaction Documents in accordance with their respective terms.  Notwithstanding the foregoing, the Company does not currently have sufficient authorized Common Stock to issue Common Stock to the Investor to the extent of the full issuance of the Conversion Shares and Class B Warrant Shares.

7.2           Certificate of Amendment; Shareholder Approval Covenant.

(a)           Promptly following the Closing Date, the Company will file with the SEC  a Form 14A Proxy Statement under the 1934 Act. Upon obtaining the requisite stockholder vote and approval at the Company stockholders’ meeting called for pursuant to the Proxy Statement, the Company will file with the Secretary of State of the State of Delaware the Certificate of Amendment, in order to, among other things, authorize for issuance 150,000,000 shares of Company Common Stock, and 10,000,000 shares of Company preferred stock containing such rights, preferences and designations as the board of directors of the Company may, from time to time designate (including the Series A Preferred Stock and Series C Preferred Stock).  The Company shall cause such Certificate of Amendment to be filed with the Secretary of State of the State of Delaware by not later than October 31, 2009.

(b)           Each of the Investor and the Key Employees do hereby covenant and agree to vote or execute written consents with respect to all of their shares of Common Stock and shares of Series C Preferred Stock in favor of the Certificate of Amendment.

(c)           The Company’s failure or refusal to obtain the requisite shareholder approvals referred to in Section 7.2(a) (except to the extent of a breach by the Investor under Section 7.2(b) above), or its failure to file with the Secretary of State of the State of Delaware the Certificate of Amendment by October 31, 2009, shall constitute a material breach by the Company of the terms and conditions of this Agreement and the other Transaction Documents.

7.3           Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.4           Use of Proceeds. The Company will use the proceeds from the sale of the Series C Preferred Stock for general corporate and working capital purposes, including, without limitation, capital contributions of $1,000,000 into each of the Company’s Significant Subsidiaries for net capital purposes and other working capital.

7.5           Working Capital and Strategic Acquisitions.

                                (a)           The Parties hereto do hereby mutually acknowledge and agree that their collective intention and the purpose of entering into this Agreement and consummating the Transactions contemplated hereby and by the other Transaction Documents, is for (i) the Investor or its Affiliates to provide working capital for the Company and the existing Company Subsidiaries through its payment of the Purchase Price for the 5,000 shares of Series C Preferred Stock to be issued to such Person(s) on the Closing Date, and (ii) following the Closing Date and during 2009 and thereafter, through its full or partial exercise of the Class A Warrant, for the Investor or its Affiliates to facilitate the expansion of the Company’s brokerage and investment banking business by providing additional equity capital to the Company to enable the Company or an existing or newly formed Company Subsidiary to consummate one or more Strategic Acquisitions (as defined below).

                                (b)           The Parties hereto do hereby intend that the Company or one or more existing or newly formed Company Subsidiaries shall seek to acquire control of one or more companies engaged in the securities brokerage, investment banking and related businesses, whether by merger, consolidation, or purchase of substantially all of the assets or securities of such Persons (collectively, “Strategic Acquisitions”). Each of the Company, the Company Subsidiaries and the Investor do hereby mutually agree to cooperate with each other in good faith in connection with the negotiation, due diligence, documentation and potential closing(s) of any potential Strategic Acquisitions; provided, that neither the Company, any Company Subsidiary nor the Investor shall be obligate in any respect as at the date hereof or as at the Closing Date to consummate any Strategic Acquisition.

                               (c)            By its execution of this Agreement, the Company does hereby covenant and agree that, at all times on or before the expiration date of the Class A Warrant (December 31, 2009, subject to extension to December 31, 2010, in accordance with its terms to the earlier of (i) December 31, 2010, or (ii) the date in which the full exercise of the Class A Warrant may occur), the Investor and its Affiliates shall possess the sole, exclusive and absolute right (but not the obligation) to provide the Company or any Company Subsidiary with all of the capital to enable the Company or such Company Subsidiary to consummate one or more Strategic Acquisitions subject to the provisions of this Section 7.5(c).  The Investor has advised the Company that Amalphis Group, Inc. (“Amalphis”), an Affiliate of the Investor, has indicated a willingness to undertake, directly or through its Affiliates or associates, to provide the Investor with additional funding to enable the Investor to exercise the Class A Warrant for the Class A Warrant Exercise Price, in an amount sufficient to finance the purchase price of one or more Approved Strategic Acquisitions.

(d)           Notwithstanding the foregoing, in the event that: (i) the Investor (through its Board member designees or otherwise) has indicated in writing that it is not in favor of the Company pursuing or consummating a particular Strategic Acquisition, (ii) the Investor fails to timely notify the Company of its intention to exercise the Class A Warrant in whole or in part to finance an Approved Strategic Acquisition, or (iii) the Investor (whether directly, through Amalphis, its Affiliates or associates or otherwise) commits a “Warrant Default” (as that term is defined in the Series C Certificate of Designation and the Class A Warrant), the Company and its Subsidiaries shall have the immediate right to obtain debt or equity financing for any such Strategic Acquisition from any source or Person, other than the Investor or its Affiliates.

(e)            In the event that the Company fails to proceed with the consummation of any proposed Strategic Acquisition (a “Rejected Strategic Acquisition”), then following the Board’s deliberations in which it has elected not to proceed with such Rejected Strategic Acquisition, the Investor or its Affiliates or associates will have the right in its sole and exclusive discretion to pursue the Rejected Strategic Acquisition.

(f)           Notwithstanding the foregoing or any other provisions contained in this Section 7.5 or elsewhere in this Agreement nothing herein or in any other Transaction Document shall in any manner prohibit the Investor, Amalphis or any other Affiliate or associate of the Investor from pursing for its or their own account any one or more acquisitions of, or joint ventures or other business transactions with, any other Person, including any Person engaged in the securities, investment banking or brokerage businesses, and such activities shall not, in any manner, be deemed or construed to be a misappropriation of any corporate opportunity for the Company; provided, however, that neither the Investor, Amalphis nor any other Affiliate or associate of the Investor shall unilaterally pursue any Strategic Acquisition(s) that was initiated by management of the Company, until such time as the same has become a Rejected Strategic Acquisition.

               (g)           (i)           At all times on or before the expiration date of the Class A Warrant (December 31, 2009, subject to extension to December 31, 2010, in accordance with its terms to the earlier of (x) December 31, 2010, or (y) the date in which the full exercise of the Class A Warrant may occur), in the event that the Company shall determine to seek a third party for, or solicit interest from third parties with respect to, any financing for the Company or any of its Subsidiaries, other than a financing to fund a Strategic Acquisition (a “Working Capital Financing”), then prior to initiating any marketing or soliciting or entering into negotiations with any third parties with respect to such Working Capital Financing, the Company shall give written notice (the “Working Capital Financing Request Notice”) of such determination to the Investor (including the dollar amount of Working Capital Financing being sought).  The Investor shall have the right, exercisable within five (5) Business Days following delivery of the Working Capital Financing Request Notice, to advise the Company in writing (the “”Negotiation Notice”) whether or not the Investor or its Affiliates or associates are interested in provide such Working Capital Financing.  If the Investor desires to exercise such right of first offer and proceed with such Working Capital Financing, the Investor and the Company will negotiate in good faith during a period of ten (10) Business Days following the date of the Negotiation Notice (the “Negotiation Period”) as to the terms and conditions of such Working Capital Financing.   On or before the expiration of the Negotiation Period, the Investor shall submit to the Company its written final offer of the terms and conditions (including price, structure, consideration and other substantive economic terms) on which the Investor would be willing to provide such Working Capital Financing (the “Investor Final Offer”).  A failure by the Investor to give the Investor Final Offer by the expiration of the Negotiation Period shall be deemed to constitute a waiver of the Investor’s right of first offer with respect to such Working Capital Financing.

(ii)           Upon receipt of the Investor Final Offer, the Company shall give written notice (the “Company Notice”) to the Investor within five (5) days after receipt of such Investor Final Offer stating whether or not the Company determines accept or reject the Investor Final Offer regarding a Working Capital Financing on the terms set forth in the Investor Final Offer.  A failure by the Company to give the Company Notice shall be deemed to constitute a decision by the Company not to pursue a Working Capital Financing with the Investor.

(iii)           If the Company determines to accept the Investor Final Offer regarding a Working Capital Financing, the Parties shall use diligent, good faith efforts to enter into a binding agreement with respect to such Working Capital Financing, consistent with the terms and conditions contained in the Investor Final Offer within ten (10) Business Days after the Investor’s receipt of the Company Notice, and to consummate such Working Capital Financing as promptly as commercially practicable thereafter.

(iv)           In the event that: (A) the Investor fails to timely deliver a Negotiation Notice following receipt of a Working Capital Financing Request Notice, or does not deliver the Investor Final Offer within the allowed period of time, or (B) the Parties are unable to consummate such Working Capital Financing within thirty (30) days of receipt of the Company Notice accepting the Investor Final Offer, the Company shall thereafter have the right to pursue a Working Capital Financing with any other Person; provided, however, that if the Company shall be unable, within the next succeeding thirty (30) days, to obtain substantially the same amount of Working Capital Financing from any Person who is not an Affiliate of the Investor on terms and conditions that, in the aggregate, are more favorable to the Company than those contained in the Investor Final Offer, the Company shall provide the Investor with all of the terms and conditions of any offer(s) received from such unaffiliated Person(s), and the Investor shall have five (5) Business Days to match any such third party offer(s).

7.6           Board Composition and Voting.  At or promptly following the Closing, the composition of the Board of Directors of the Company shall be constituted in the manner set forth in the Voting Agreement, and the requisite majority of the members of such Board of Directors to approve, ratify or consent to actions by the Company and/or any Subsidiary of the Company shall be as set forth in the Voting Agreement.

7.7           Stock Option Plan.  The Company and the Investor do hereby agree that the Stock Option Plan, by its terms shall provide, inter alia, that for so long as the Investor and/or its or their Affiliates own at least 1,250 shares of Series C Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like):

(a)           the maximum number of options (the “Stock Options”) that may be issued under the Stock Option Plan shall not exceed 19,333,333 shares of Common Stock, (inclusive of the approximately 6.5 million outstanding stock options as at the date hereof), or such other number of shares of Common Stock as shall represent twenty-five percent (25%) of the Fully-Diluted Common Stock of the Company at the Closing Date (the “Option Shares”);

(b)           in the event and to the extent that the Investor shall not fully exercise the Class A Warrant and the Class B Warrant providing the Investor with ownership of or the right to receive an aggregate of 32,000,000 shares of Company Fully-Diluted Common Stock, the aggregate number of Option Shares available for issuance under the Stock Option Plan shall be appropriately reduced to an amount equal to (25%) of the Fully-Diluted Common Stock of the Company, as so proportionately reduced and calculated after giving effect to the unexercised portions of the Class A Warrant and the Class B Warrant  as of the expiration dates thereof;

(c)           Stock Options may be granted only to directors and employees of or consultants to the Company or any of the Company Subsidiaries;

(d)           all Stock Options (other than holders of the approximately 6.5 million issued Stock Options) shall vest and may be exercised over a period of not less than four years, in equal annual installments, commencing on the first anniversary of the Closing Date;

(e)           except for the approximately 6.5 million currently issued Stock Options, no new Stock Options granted under the Stock Option Plan shall vest prior to the first anniversary of the Closing Date;

(f)           the exercise price of all Stock Options shall be not less than 100% of the closing price of the Company’s Common Stock, as traded on the OTC Bulletin Board or any other national securities exchange, as at the date of grant of the applicable Stock Options;

(g)           the Key Employees may not be granted in the aggregate more than 50% of the total number of Stock Options available for grant under the Stock Option Plan;

(h)           if any holder of a Stock Option shall leave the employ of the Company or any Company Subsidiary, shall cease rending consulting services to the Company or any Company Subsidiary, or such employment or services shall be terminated, all unvested Stock Option shall immediately terminate and vested Stock Options, if any, must be exercised within ninety (90) days of the termination of employment or such consulting services or such other period as is set forth in employment or other similar agreements or arrangements existing as of the Closing Date;

(i)           vested Stock Options and Option Shares may be registered for resale pursuant to a Form S-8 Registration Statement; and

(j)           Stock Options shall not contain “cashless exercise” provisions.

7.8           Key Employee Insurance.   On or following the Closing Date, in addition to the insurance on the life of Mark Goldwasser referred to in Section 3.2(a)(xv) above, upon the written request of the Investor, the Company shall use its commercially reasonable efforts to obtain and maintain in force key Person life insurance policies of $5,000,000 (or such lesser amount as the Investor may request) on the lives of each of Leonard Sokolow and Christopher Dewey, with the Company designated as beneficiary under each such policy (the “Key Employee Insurance”).

7.9           Class A Warrant Exchange Procedure.

                               (a)           On a date which shall be not later than three (3) Business Days after the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (the “Class A Warrant Exchange Date”), the Investor shall deliver to counsel to the Company, the Class A Warrant, in the form of Exhibit B-1 attached hereto (the “Preferred Class A Warrant”) and any shares of Class C Preferred Stock previously issued upon the prior exercise of such Preferred Class A Warrant, and receive in exchange therefore the duly executed Class A Warrant in the form of Exhibit B-2 attached hereto (the “Common Class A Warrant”) and the shares of Common Stock set forth in Section 7.9(b) below; at which time, the Preferred Class A Warrant, or the unexercised portion thereof, shall be destroyed and thereafter deemed to be null and void, ab initio.

(b)           In the event and to the extent that, prior to the Class A Warrant Exchange Date, the Preferred Class A Warrant shall have been fully or partially exercised, than and in such event, on such Class A Warrant Exchange Date, the escrow agent shall deliver to the holder(s) of such Preferred Class A Warrant:

(i)           if as a result of a partial exercise of the Preferred Class A Warrant, a Common Class A Warrant, entitling the holder(s) to purchase that number of shares of Common Stock equal to (x) the aggregate number of Warrant Shares that would have been issuable upon the full exercise of the Common Class A Warrant immediately prior to the Class A Warrant Exchange Date, had such Common Class A Warrant not been previously exercised, less (y) the number of shares of Common Stock to be delivered pursuant to clause (ii) below; plus

(ii)           an applicable number of shares of Common Stock of the Company that would have been issuable to such holder(s) of the Common Class A Warrant, if such Common Class A Warrant had been held by the holder(s) at the time of exercise of the Preferred Class A Warrant.

8.	No Violation of Voting Agreement or Changes in Transaction Documents.

8.1           Standstill.  The Investor agrees that during the period commencing on the Closing Date and ending on the third anniversary of the date hereof,  neither the Investor nor any of its Affiliates or any Person acting at its or their direction, initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of any shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage any other Person to initiate any such shareholder proposal; otherwise communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; or participate in, or take any action pursuant to, any “shareholder access” proposal which may be adopted by the SEC, whether in accordance with proposed Rule 14a-11 or otherwise or otherwise initiate, take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

8.2           Voting Agreement.  The Investor does hereby covenant and agree that neither it nor any of its Affiliates shall take any action that would violate any of the provisions of the Voting Agreement.  In such connection, neither the Investor nor any of its Affiliates shall, in connection with any annual or special meeting of the stockholders of the Company, or pursuant to a written consent of the holders of a majority of the voting capital stock of the Company and a related Rule 14C Information Statement, make any changes or seek to make any change in either:

(a)           the Board of Directors of the Company or any Company Subsidiary that would violate the terms of the Voting Agreement, or

(b)           the executive officers or senior management of the Company or any of its Subsidiaries (absent a breach by any Key Employee or any other executive employee of a Company Subsidiary of the terms of their individual employment agreements or their fiduciary duties and obligations to the Company or such Company Subsidiary); it being understood that the sole and exclusive right to make any such management changes shall be vested solely in the Board of Directors of the Company and the applicable Company Subsidiary.

Any breach by the Investor of the provisions of Section 8.1 or 8.2 shall constitute a material breach by the Investor of the terms and conditions of this Agreement and the other Transaction Documents.

                8.3           Neither the Company nor the Board of Directors of the Company shall amend, modify or otherwise change any of the Transaction Documents (except to the extent otherwise provided in the applicable Transaction Document), without the express prior written consent of the Investor, which consent may be withheld of any reason or no reason.

Any breach by the Company or the Board of Directors of the provisions of Section 8.3 shall constitute a material breach by the Company of the terms and conditions of this Agreement and the other Transaction Documents.

9.           Survival and Indemnification.

                9.1  Survival.  The respective representations and warranties of the parties hereto contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement; provided, however, that the representations and warranties contained in this Agreement shall expire on the later to occur of (a) twelve (12) months after the Closing Date, or (b) six (6) months after a Triggering Event.

9.2  Indemnification.

(a)           Subject to the provisions of Section 9.1, the Company and the Company Subsidiaries severally agree to indemnify and hold harmless Investor and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses,(including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof (collectively, “Losses”) to which such Person may become subject as a result of any breach of any representation or warranty made by the Company or any Company Subsidiary under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

(b)           Subject to the provisions of Section 9.1, the Investor agrees to indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees and agents from and against any and all Losses to which such Person may become subject as a result of any breach of representation or warranty made by the Investor under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

(c)           In the event that at any time, the Company shall:

                                                (i)           fail or refuse to file the Certificate of Amendment with the Secretary of State of the State of Delaware and consummate the Warrant Exchange by 5:00 p.m. (East coast time) on October 31, 2009 (except to the extent caused by a breach by the Investor under Section 7.2(b) hereto); or

(ii)           default in the performance of or compliance with any covenant or agreement on Company’s part to be performed or complied with as provided in Section 7 and such default has not been cured for twenty (20) Business Days after the earlier of (i) the Company obtained Knowledge of such default and (ii) written notice of default is given to the Company by the Investor; or

(iii)           default in the performance of or compliance with any agreement or covenant on the Company’s part to be performed or complied with contained in any of the Transaction Documents, and such default has not been cured for twenty (20) Business Days after the earlier of (i) a Key Employee or the Company obtained Knowledge of such default and (ii) written notice of default is given to the Company by the Investor; the Investor and/or other holders of Series C Preferred Stock or Warrants may proceed to protect and enforce the rights of such holder by an action at law for monetary damages, or by a suit or other appropriate proceeding in equity, including seeking specific performance of the Company’s covenants and agreements contained herein or in any other Transaction Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(d)           In the event that at any time, the Investor or any of its Affiliates shall:

(i)           default in the performance of or compliance with any covenant or agreement on Investor’s part to be performed or complied with as provided in Section 7 or in Sections 8.1 or 8.2 and such default has not been cured for twenty (20) Business Days after the earlier of (i) the Investor obtained Knowledge of such default and (ii) written notice of default is given to the Investor by the Company; or

(ii)           default in the performance of or compliance with any agreement or covenant on the Investor’s part to be performed or complied with contained in any of the Transaction Documents, and such default has not been cured for twenty (20) Business Days after the earlier of (i) a Key Employee or the Company obtained Knowledge of such default and (ii) written notice of default is given to the Company by the Investor; the Company may proceed to protect and enforce its rights by an action at law for monetary damages, or by a suit or other appropriate proceeding in equity, including seeking specific performance of the Investor’s covenants and agreements contained herein or in any other Transaction Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

9.3          Conduct of Indemnification Proceedings.  Promptly after any one or more Person entitled to indemnification under this Section 9 (each an “Indemnified Person”) becoming aware of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 9.2, such Indemnified Person shall promptly notify the indemnifying Person(s) (each an “Indemnifying Person”) in writing and the Indemnifying Person shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Indemnifying Person shall not relieve the Indemnifying Person of its obligations hereunder except to the extent that the Indemnifying Person is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Person shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Indemnifying Person shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

9.4           Indemnity Basket; Maximum Liability.   Notwithstanding anything to the contrary contained in this Agreement:

(a)           the Company shall only be liable for Losses indemnified under this Section 9 in the event that the aggregate amount of such Losses shall exceed the sum of $150,000 (the “Indemnity Basket”); provided, that if the aggregate amount of any such Losses incurred shall exceed $150,000, there shall be no Indemnity Basket; and

(b)           except only for acts or omissions by the Company or Company Subsidiaries constituting securities fraud or common law fraud in the inducement, in no event shall the indemnification obligations of the Company and the Company Subsidiaries under this Section 9 in respect of Losses exceed the aggregate amount of the cash investment made by the Investor in the Company or any Company Subsidiary in respect of the payment of the Purchase Price, the full or partial exercise of the Class A Warrant and/or Class B Warrant and any Working Capital Financing provided by the Investor.

9.5           No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any Indemnified Person in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or any other Transaction Document upon any Indemnified Person shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of any Indemnifying Person under this Section 9, the Indemnifying Persons(s) will pay to the Indemnified Person(s) on demand such further amount as shall be sufficient to cover all costs and expenses of such Indemnified Person(s) incurred in any enforcement or collection under this Section 9, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

10.           Miscellaneous.

10.1         Successors and Assigns.

                                (a)           This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that, without the prior written consent of the Company (i) the Investor may assign its rights and delegate its duties hereunder in whole or in part to any Affiliate, and (ii) may assign or transfer less than a majority of the Securities to any third Person not an Affiliate in any public offering or public sale or in private transaction, subject in either or both cases to such assignee’s specific written assumption of the specific obligations and duties of the Investor set forth herein and in any of the other Transaction Documents and in all cases to the provisions of the applicable securities laws.

                               (b)           Notwithstanding the provisions of Section 10.1(a), except for (i) the pledge of this Agreement, the Limited Recourse Note and the Common Stock issuable upon conversion of such Limited Recourse Note to Global Asset Fund Limited, as at the date of execution of this Agreement and (ii) the pledge of all of the Securities, this Agreement and the other Transaction Documents to Amalphis to secure financing from Amalphis to enable the Company to pay the Purchase Price on the Closing Date, without the prior written consent of the Company, the Investor shall not sell, pledge, hypothecate, assign or otherwise transfer, directly or indirectly, any of the Securities or any of its rights or obligations under any of the Transaction Documents until the earlier of (i) December 31, 2009, or (ii) the occurrence of a Triggering Event.

(c)           The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.2         Counterparts.  This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. In the event that any signature (including a financing signature page) is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.3         Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4         Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

National Holdings Corporation
120 Broadway, 27th Floor
New York, NY 10271
Attention:  Mark Goldwasser, CEO
Fax:  (212) 417-8010

With a copy to:

Littman Krooks LLP
655 Third Avenue, 20th Floor
New York, NY  10017
Attention:  Mitchell C. Littman, Esq.
Fax:  (212) 490-2990

If to the Investor:

Fund.Com Inc.
14 Wall Street, 20th Floor
New York, NY 10005
Attention: Gregory Webster, CEO
Fax: (212) 618-1705

With copies to:

Pillsbury Winthrop Shaw Pittman LLP                                   Hodgson Russ LLP
1540 Broadway                                                                           1540 Broadway
New York, NY 10036-4039                                                         New York, NY 10036
Attention: Ronald A. Fleming, Esq.                                        Attention:  Stephen A. Weiss, Esq.
Fax: (212) 298-9931                                                                     Fax: (212) 751-0928

                10.5         Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith, except that, in the event of a Closing, the Company shall pay the reasonable fees and expenses of Investor and its Affiliates, including Amalphis, in an amount not to exceed $75,000. Such expenses shall be paid by the Company only at the Closing.

               10.6          Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

                10.7         Publicity.  Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investor without the prior consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investor, as the case may be, shall allow the Investor or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.  In addition, the Company and Investor will make such other filings and notices in the manner and time required by the SEC.

                10.8          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.9            Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof, other than any written confidentiality agreement between the Company and Investor, which shall continue in full force and effect.

10.10         Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

10.12          Confidentiality.  Each party hereto agrees that, except with the prior written permission of the other party or as required by applicable  federal or state securities law, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Securities purchased hereunder.  The provisions of this Section 10.12 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:                                                                      NATIONAL HOLDINGS CORPORATION

By:__________________________________
Mark Goldwasser
                                Chairman and Chief Executive Officer

The Company Significant Subsidiaries
As to Section 4.22 only:

NATIONAL SECURITIES CORPORATION

By:__________________________________
Mark Goldwasser
                                Chairman and Chief Executive Officer

vFINANCE INVESTMENTS, INC.

By:__________________________________
Leonard J. Sokolow,
                                Chairman

EQUITYSTATION, INC.

By:__________________________________
William Groeneveld,
                                 President

The Investor:                                                                        FUND.COM INC.

By:________________________________
Gregory Webster
Chief Executive Officer

EXHIBIT A

SERIES C CERTIFICATE OF DESIGNATIONS

EXHIBIT B-1

CLASS A WARRANT

(for Series C Preferred Stock)

EXHIBIT B-2

CLASS A WARRANT

(for Common Stock)

EXHIBIT C

CLASS B WARRANT

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

VOTING AGREEMENT

EXHIBIT F-1

WAIVER

(Holders of 10% Convertible Notes)

EXHIBIT F-1

WAIVER

(Holders of Series A Preferred Stock)

EXHIBIT G-1

MARK GOLDWASSER EMPLOYMENT AGREEMENT

EXHIBIT G-2

LEONARD SOKOLOW EMPLOYMENT AGREEMENT

EXHIBIT G-3

CHRISTOPHER DEWEY EMPLOYMENT AGREEMENT

EXHIBIT H

CERTIFICATE OF AMENDMENT

EXHIBIT I

FORM OF STOCK OPTION PLAN

EXHIBIT J-1

COMPANY COUNSEL LEGAL OPINION

EXHIBIT J-2

COMPANY DELAWARE COUNSEL LEGAL OPINION

EXHIBIT K

INVESTOR COUNSEL LEGAL OPINION